EXHIBIT 10.1

[MEDIS LETTERHEAD]

As of April 23, 2009

Jose Mejia
c/o Medis Technologies Ltd.
805 Third Avenue
New York, New York 10022

In light of the financial situation of Medis Technologies Ltd., Medis hereby offers you the following bonus, to incentivize you to stay with the company and continue to perform and achieve the potential that Medis is capable of:

1.
You will receive from Medis a bonus equal to 3% of the net amount raised through the sale of its securities or the aggregate value of a business combination, provided such sale of securities or business combination is consummated within 90 days of April 23, 2009, the date the Compensation Committee of Medis approved this incentive arrangement.

You acknowledge and understand that we can give no assurance that we will be successful in raising capital through the sale of securities or consummating a business combination. Consequently, we may ultimately be unable to pay you the amounts described in paragraph 1 above. Additionally, you will not be entitled to the bonus described in paragraph 1 above if you cease to work for Medis or its subsidiaries prior to Medis selling its securities or consummating a business combination. All payments due and owing pursuant to paragraph 1 shall be paid as soon as practicable after the sale of the securities or consummating the business combination, but in no event later than December 31, 2009. All payments shall be net of applicable taxes and withholdings.

The acceptance by you of the terms described in this letter shall not be construed to confer upon you any right with respect to the continuation of your service with the company or its subsidiaries or interfere in any way with the right of the company, subject to applicable law or the terms of any separate agreement to the contrary, at any time to terminate such service. Neither you nor the company shall be permitted to assign your or its rights or obligations under this Agreement without the prior written consent of the other party. This Agreement shall be governed by the laws of the State of New York, without regard to principles of conflicts of laws. This Agreement may not be modified or amended in any manner without the prior written consent of all the parties hereto. This Agreement may be executed and delivered in counterparts, which taken together shall constitute one instrument, and may be executed and delivered by facsimile and, as such, shall be treated as an original.

Please sign where indicated below confirm your agreement to all of the foregoing provisions.

We want to thank  you for your loyalty and support of Medis Technologies and we are committed to finding the means to allow our company to achieve a new level of success.

Very truly yours, Medis Technologies Ltd. By: /s/ Steve Crea Name: Steve Crea Title: CFO

Agreed to and accepted:

/s/ Jose Mejia

Jose Mejia